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                                                                   EXHIBIT 10.13


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                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                                THE J.H. HEAFNER
                                  COMPANY, INC.

                                       AND

                               THE SHAREHOLDERS OF

                            THE SPEED MERCHANT, INC.









DATED AS OF MARCH 11, 1998

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                                TABLE OF CONTENTS


INTRODUCTION...................................................................1

                                    ARTICLE I
                         PURCHASE AND SALE OF THE SHARES

SECTION 1.1. The Shares........................................................1
SECTION 1.2. Purchase Price....................................................1
SECTION 1.3. Closing...........................................................1
SECTION 1.4. Purchase Price Adjustment.........................................2
            (a) Closing Date Balance Sheet.....................................2
            (b) Cooperation....................................................2
            (c) Adjustments to Purchase Price..................................2
            (d) Payment of Adjustments.........................................2
            (e) Disputes.......................................................2
SECTION 1.5. Changes in Closing Date and Non-Compete Payments..................3

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

SECTION 2.1. Representations and Warranties of the Sellers.....................3
            (a) Organization, Standing and Power...............................3
            (b) Authority; Binding Agreements; Title to Shares.................3
            (c) Capitalization; Equity Interests...............................4
            (d) Conflicts; Consents............................................5
            (e) Financial Information..........................................5
            (f) Absence of Changes.............................................6
            (g) Assets, Property and Related Matters; Real Property............7
            (h) Intellectual Property.........................................10
            (i) Insurance.....................................................10
            (j) Agreements....................................................11
            (k) Litigation....................................................11
            (l) Compliance; Governmental Authorizations.......................11
            (m) Labor Relations; Employees....................................13
            (n) Related Party Transactions....................................15
            (o) Taxes.........................................................16
            (p) Disclosure....................................................17
            (q) Bank Accounts; Powers-of-Attorney.............................17
            (r) Inventory.....................................................17
            (s) Brokers.......................................................17
            (t) Parnelli-Jones................................................17
            (u)  Phase III Materials..........................................18
SECTION  2.2. Representations and Warranties by the Purchaser.................18
          (a) Organization and Standing.......................................18
          (b) Authority; Binding Agreements...................................18


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          (c) Conflicts; Consents.............................................18
          (d) Investment Representation.......................................18
          (e) Brokers.........................................................18

                                   ARTICLE III
                              ADDITIONAL AGREEMENTS

SECTION 3.1. Costs and Expenses...............................................19
SECTION 3.2. Conduct of Business..............................................19
SECTION 3.3. Reasonable Efforts; Further Assurances...........................20
SECTION 3.4. No Shopping......................................................20
SECTION 3.5. Access and Information...........................................21
          (a) Access Prior to Closing.........................................21
          (b) Confidentiality.................................................21
          (c) Equitable Relief................................................22
SECTION 3.6. Confidentiality; Non-Competition.................................22
          (a) Confidential Information........................................22
          (b) Covenant Not To Compete.........................................22
          (c) Enforceability..................................................24
          (d) Remedies........................................................24
          (e) Acknowledgment..................................................24
SECTION 3.7. Releases; Prior Compensation.....................................25
SECTION 3.8. Public Announcements.............................................25
SECTION 3.9. Tax Matters......................................................25
          (a) Transfer Taxes..................................................25
          (b) Responsibility for Company Taxes................................25
          (c) Tax Treatment...................................................26
          (d) Filing of Returns...............................................26
          (e) Cooperation in Tax Matters......................................26
          (f) Tax Audits and Assessments......................................26
          (g) Activities between Signing and Closing..........................27
          (h) Payment of Pre-Closing Date Taxes...............................27
SECTION 3.10. Fresno Warehouse................................................27
SECTION 3.11. Additional Adjustment Amount....................................27
          (a) Management of Arizona Business..................................28
          (b) Additional Adjustment Amount....................................28
          (c) Payment.........................................................28
SECTION 3.12. Additional Information..........................................29
          (a) Delivery of Final Disclosure Schedule...........................29
          (b) Phase III Materials.............................................29
          (c) Disclosure Supplements..........................................30

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

SECTION 4.1. Conditions to Obligations of the Purchaser.......................30
          (a) Authorization...................................................30
          (b) Representations, Warranties and Covenants.......................30
          (c) Consents, Amendments and Terminations...........................30


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          (d) Certificates....................................................31
          (e) Opinion of Counsel..............................................31
          (f) Financial Statements............................................31
          (g) Due Diligence...................................................31
          (h) Financing.......................................................31
          (i) Employment Agreements...........................................31
          (j) Corporate Directors and Officers................................31
          (k) Share Certificates and Corporation Records......................31
          (l) HSR Act.........................................................31
          (m) No Legal Bar....................................................31
          (n) No Legal Bar....................................................32
          (n) Other Documents.................................................32
SECTION 4.2. Conditions of Obligations of the Sellers.........................39
          (a) Authorization...................................................32
          (b) Representations, Warranties and Covenants.......................32
          (c) Certificate.....................................................32
          (f) Employment Agreements...........................................32
          (g) HSR Act.........................................................32
          (h) No Legal Bar....................................................32
          (i) Other Documents.................................................33

                                    ARTICLE V
                                    INDEMNITY

SECTION 5.1. Indemnification..................................................33
          (a) Indemnification by Sellers......................................33
          (b) Indemnification by Purchaser....................................33
          (c) Indemnification Procedures......................................33
          (d) Tax Benefits....................................................34
          (e) Insurance Proceeds..............................................34
          (f) Treatment of Payments...........................................35
SECTION 5.2. Limitations......................................................35
          (a) Expiration Date.................................................35
          (b) Cap.............................................................35
          (c) Threshold.......................................................35
          (d) Sole Remedy.....................................................35
          (e) Several Liability; Certain Representations......................36
SECTION 5.3. No Election......................................................36

                                   ARTICLE VI
                                  MISCELLANEOUS

SECTION 6.1. Entire Agreement.................................................36
SECTION 6.2. Termination......................................................36
SECTION 6.3. Descriptive Headings; Certain Interpretations....................37
SECTION 6.4. Notices..........................................................37
SECTION 6.5. Counterparts.....................................................38
SECTION 6.6. Survival.........................................................38
SECTION 6.7. Benefits of Agreement............................................38


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SECTION 6.8. Amendments and Waivers...........................................38
SECTION 6.9. Assignment.......................................................39
SECTION 6.10. Enforceability..................................................39
SECTION 6.11. Governing Law...................................................39
SECTION 6.12. Dispute Resolution; Consent To Jurisdiction.....................39



                                     ANNEXES

A     Shareholders; Ownership of Shares
B     Dispute Resolution Procedure

                                    EXHIBITS

A-1   Form of Officers' Certificate
A-2   Form of Seller's Certificate
B     Form of Opinion of Counsel of the Company and the Sellers
C-1   Form of Soares Employment Agreement
C-2   Form of Barney Employment Agreement
C-3   Form of Roberts Employment Agreement
D     Form of Fresno Warehouse Sale/Leaseback


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         STOCK PURCHASE AGREEMENT, dated as of March 11, 1998 (the "Agreement"), between The J. H. Heafner Company, Inc., a North Carolina corporation (the "Purchaser"), and each of the Stockholders (each, a "Seller" and, collectively, the "Sellers") of The Speed Merchant, Inc., a California corporation d/b/a the Speed Merchant and Competition Parts Warehouse (the "Company").


                                  INTRODUCTION

         The Company owns and operates a wholesale and retail tire and automotive parts business located in California and Arizona. The Sellers desire to sell all of the outstanding shares (the "Shares") of common stock, no par value (the "Common Stock"), of the Company to the Purchaser, and the Purchaser desires to purchase the Shares on the terms and conditions set forth in this Agreement.

         The parties agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF THE SHARES

         SECTION 1.1. The Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (defined below), each Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from each Seller, all of the Shares owned by such Seller (which Shares are listed on Annex A), free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character, whether written or oral and whether or not relating in any way to credit or the borrowing of money (collectively, "Claims").

         SECTION 1.2. Purchase Price. The purchase price (the "Purchase Price") for the Shares and the non-compete agreements set forth in Section 3.6 shall be cash in the amount of $42,400,000, of which $35,000,000 is payable as consideration for the Shares (the "Closing Date Payment") and $7,400,000 is payable as set forth in Section 3.6(b) as consideration for such non-compete agreements (the "Non-Compete Payments"). The Closing Date Payment shall be made to the Sellers at Closing in proportion to their ownership of Shares as set forth on Annex A and shall be made by wire transfer of immediately available funds to accounts designated by the Sellers no later than two business days prior to the Closing Date. The Non-Compete Payments shall be due and payable according to the terms set forth in Section 3.6(b).

         SECTION 1.3. Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, or such other place or places as the Sellers and the Purchaser shall agree, at 10:00 a.m. (New York time) on the later of April 29, 1998 and two business days following the date on which all conditions set forth in Article IV
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shall have been satisfied or waived, or such other date and time agreed to by the Sellers and the Purchaser (such date, the "Closing Date").

         SECTION 1.4. Purchase Price Adjustment.

         (a) Closing Date Balance Sheet. Within 90 days after the Closing Date, the Purchaser and the Sellers shall cause Arthur Andersen LLP to audit the balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"), in accordance with generally accepted accounting principles. Notwithstanding the foregoing sentence, the parties have reviewed the accounting principles applied in connection with the Company's October 31, 1997 balance sheet (as referred to in Section 2.1(e)(i)(A)) and hereby agree that such accounting principles shall be applied in connection with the preparation of the Closing Date Balance Sheet.

         (b) Cooperation. The Sellers shall be responsible for preparing the Closing Date Balance Sheet. Each of the Sellers, the Purchaser and their respective representatives shall have the right to review the others' work papers or records of the Company used or prepared in connection with the preparation of the Closing Date Balance Sheet, and shall, if requested, make available such work papers or records and direct the auditors or other representatives to allow the Sellers, the Purchaser, or their respective representatives to review any and all work papers or records of such auditors or other representatives used in connection with the preparation of the Closing Date Balance Sheet.

         (c) Adjustments to Purchase Price. If (i) the Company's net worth (the difference between the Company's assets and liabilities) as of the Closing Date as shown on the Closing Date Balance Sheet is less than an amount equal to the sum of (x) $6,296,402 plus (y) an amount equal to the Company's net earnings for the period beginning on October 31, 1997 and ending on the Closing Date or (ii) the Company's working capital (the difference between the Company's current assets and current liabilities) as of the Closing Date as shown on the Closing Date Balance Sheet is less than $4,000,000, the Sellers shall pay to the Purchaser an amount equal to the largest of the differences in dollar amount under clauses (i) or (ii) above. The amounts described in clauses (i) and (ii) of the preceding sentence shall be computed in accordance with the accounting principles used in the preparation of the Closing Date Balance Sheet and shall each be further adjusted to give effect to the acquisition of certain assets (the "Arizona Business") by Phoenix Racing, Inc., a California corporation and a wholly owned subsidiary of the Company ("Phoenix"), and to give effect to the transaction costs incurred by the Company in connection with the acquisition of certain assets from RPJ Tire Company, Inc. and Dob's Tire Stores, Inc. ("Parnelli-Jones") and the acquisition itself, if it is consummated on or prior to the Closing Date.

         (d) Payment of Adjustments. Any payment under this Section shall be made within 10 days after the later of (i) the date of delivery of the Closing Date Balance Sheet and (ii) the date on which any dispute referred to in clause
(e) is resolved. The Sellers shall be jointly and severally liable with respect to any such payment.

         (e) Disputes. Each of the Sellers and the Purchaser shall have the right to dispute any amounts shown on the Closing Date Balance Sheet by giving written notice to the other


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within 15 days after receipt of the Closing Date Balance Sheet as audited and opined on by Arthur Andersen LLP, which notice shall specify in reasonable detail the nature and extent of such disagreement. If the Sellers and the Purchaser have not resolved the dispute within 15 days of such notice, the dispute shall be submitted to an independent accountant of national standing reasonably acceptable to the Sellers and the Purchaser, whose decision shall be binding on the parties hereto. The cost of such accountant shall be shared equally by the Sellers and the Purchaser.

         SECTION 1.5. Changes in Closing Date and Non-Compete Payments. Notwithstanding Section 1.2, if the Sellers determine in good faith that the security to be arranged by the Purchaser pursuant to Section 3.6(b)(v) is not reasonably satisfactory to the Sellers, the Purchaser and the Sellers agree for all purposes of this Agreement that the aggregate amount of the Closing Date Payment shall be increased to $40,000,000 and the aggregate amount of the Non-Compete Payment shall be reduced to $2,400,000 (payable in each case as set forth in Section 1.2), whereupon the covenant set forth in Section 3.6(b)(v) shall be deemed to have been performed and complied with for purposes of Section 4.2(b). Annex A shall be amended to reflect any changes made pursuant to this
Section 1.5.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.1. Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Purchaser as follows:

         (a) Organization, Standing and Power. Each of the Company and Phoenix
(i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and Phoenix is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, and each such jurisdiction is listed in Section 2.1(a) of the disclosure schedule being delivered to the Purchaser simultaneously with the execution of this Agreement (the "Disclosure Schedule"). Each of the Company and Phoenix has delivered to the Purchaser complete and correct copies of its articles of incorporation and by-laws, in each case as amended to the date of this Agreement, and has made available to the Purchaser its minute books and stock records. Section 2.1(a) of the Disclosure Schedule contains a true and correct list of the directors and officers of the Company and Phoenix as of the date of this Agreement and at all times since the last action of the board of directors and the shareholders of the Company.

         (b) Authority; Binding Agreements; Title to Shares. Each Seller has the legal power and capacity to enter into this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers, and constitutes the valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to the laws of general application relating to


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bankruptcy, insolvency and the relief of debtors and rules and laws governing specific performance, injunctive relief and other equitable remedies. Each Seller is the lawful owner of record and beneficially of the number of Shares set forth opposite such Sellers' name on Annex A, and such Seller has, and will transfer to the Purchaser at the Closing, good and marketable title to such number of Shares, free and clear of all Claims, and with no restriction on the voting rights or other incidents of record and beneficial ownership attaching to such Shares.

         (c) Capitalization; Equity Interests. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock and no shares of preferred stock. At the time of execution of this Agreement, 14,118 shares of Common Stock were issued and outstanding. The authorized capital stock of Phoenix consists of 1,000,000 shares of common stock, no par value, and no shares of preferred stock. At the time of execution of this Agreement, 1,000,000 shares of common stock of Phoenix were issued and outstanding. The Sellers own of record and beneficially all of the outstanding capital stock of the Company, and the Company owns of record and beneficially all of the outstanding capital stock of Phoenix. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company or Phoenix are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company and Phoenix are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of the Company or Phoenix having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or Phoenix, as applicable, may vote. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or Phoenix is a party or by which the Company or Phoenix is bound obligating the Company or Phoenix to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or Phoenix or obligating the Company or Phoenix to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or Phoenix to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or Phoenix or any securities of the type described in the two immediately preceding sentences. The Company does not have any subsidiaries or own or hold any equity or other security interests in any other entity other than Phoenix, and Phoenix does not have any subsidiaries or own or hold any equity or other security interests in any other entity. Except as set forth in Section 2.1(c) of the Disclosure Schedule, neither the Company nor Phoenix is subject to any liability for any claim that the Company or Phoenix violated any applicable Federal or state securities laws in connection with the issuance of capital stock. For purposes of this Agreement, a "subsidiary" of any person means another person under the control of such person (where "control" means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise, or if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a person); and a "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (governmental or private).


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         (d) Conflicts; Consents. The execution and delivery by the Sellers of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Sellers with any of the provisions hereof does not and will not (i) conflict with or result in a breach of the articles of incorporation, by-laws or other constitutive documents of the Company or Phoenix, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which the Company or Phoenix or any Seller is a party, or by which the Company or Phoenix or any Seller or any of the Company's or Phoenix's or any Seller's properties or assets, may be bound or affected, except for such conflicts, breaches or defaults as to which requisite waivers or consents have been obtained before the Closing (which waivers or consents are set forth in Section 2.1(d) of the Disclosure Schedule), (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Company or Phoenix or any Seller or any of the Company's or Phoenix's or any Seller's properties or assets or (iv) result in the creation or imposition of any Claim upon any Shares or any property or assets used or held by the Company or Phoenix. Except as set forth in Section 2.1(d) of the Disclosure Schedule, no consent or approval by, or notification of or filing with, any person is required in connection with the execution, delivery and performance by any Seller of this Agreement or the consummation of the transactions contemplated hereby except for the filing of a premerger notification and report form under the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration or early termination of the applicable waiting period under the HSR Act.

         (e) Financial Information. (i) The following financial statements are contained in Section 2.1(e) of the Disclosure Schedule:

                  (A) the consolidated balance sheets of the Company at October 31, 1995, 1996 and 1997 and the related consolidated statements of income and retained earnings and cash flows for the fiscal years then ended together with the opinion of KPMG Peat Marwick LLP thereon; and

                  (B) (i) the unaudited, internally prepared quarterly consolidated balance sheets of the Company at January 31, April 30, July 31 and October 31, 1997 and (ii) the unaudited, internally prepared monthly consolidated balance sheets of the Company at November 30 and December 31, 1997, together with the related consolidated statements of income for each such fiscal quarter or calendar month, as applicable.

Except as set forth in Section 2.1(e) of the Disclosure Schedule, all such financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial condition, results of operations and cash flows of the Company. The consolidated balance sheets of the Company as at the dates set forth present fairly the financial position of the Company as at the dates thereof, and the related consolidated statements of income and retained earnings and cash flows of the Company for each of the respective specified periods then ended present fairly the results of operations of the Company for each of the respective periods then ended. For the purposes of this Agreement,


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all financial statements referred to in this paragraph shall include any notes and schedules to such financial statements.

         (ii) Except as set forth in Section 2.1(e)(ii) of the Disclosure Schedule, the Company does not have, and as a result of the transactions contemplated herein, will not have, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations (A) reflected on the balance sheets of the Company referred to in Section 2.1(e)(i), (B) liabilities and obligations in respect of acquisitions of inventory made in the ordinary course of business, and (C) liabilities and obligations not described in clause (B) that have been
(1) incurred in the ordinary course of business consistent with past practice since December 31, 1997 or (2) which individually do not exceed $50,000 or in the aggregate do not exceed $100,000. All reserves established by the Company are reflected on the balance sheets of the Company or in the footnotes to the financial statements of the Company and are adequate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheets.

         (f) Absence of Changes. Except as set forth in Section 2.1(f) of the Disclosure Schedule, since October 31, 1997, the Company and Phoenix have been operated in the ordinary course consistent with past practice and there has not been:

                  (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the Company and Phoenix taken as a whole;

                  (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company or Phoenix, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

                  (iii) any payment, discharge, satisfaction or settlement of any claim or obligation of the Company or Phoenix, except in the ordinary course of business and consistent with past practice;

                  (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or Phoenix or any direct or indirect redemption, purchase or other acquisition of any such shares;

                  (v) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or Phoenix;

                  (vi) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of the Company or Phoenix (other than sales of inventory to customers in the ordinary course of business consistent with past practice), or any sale, assignment,


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
         transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, franchises, know-how or any other intangible assets;

                  (vii) any creation of any claim or other encumbrance on any property of the Company or Phoenix, except in the ordinary course of business consistent with past practice and which claims or encumbrances together with all other such claims and encumbrances would not have a material adverse effect on the business of the Company and Phoenix, taken as a whole;

                  (viii) any write-down of the value of any asset of the Company or Phoenix or any write-off as uncollectible of any accounts or notes receivable or any portion thereof, other than write-downs or write-offs which, individually or in the aggregate, do not exceed $25,000;

                  (ix) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Company or Phoenix, other than debts, claims or rights which individually do not exceed $25,000 or in the aggregate do not exceed $50,000;

                  (x) any capital expenditure or commitment or addition to property, plant or equipment of the Company or Phoenix, individually in excess of $10,000;

                  (xi) any general increase in the compensation of employees of the Company or Phoenix (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of the Company or Phoenix having an annual salary or remuneration in excess of $75,000;

                  (xii) any damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company or Phoenix resulting in liability or loss in excess of $25,000;

                  (xiii) any change in the independent public accountants of the Company or Phoenix or in the accounting methods or accounting practices followed by the Company or Phoenix or any change in depreciation or amortization policies or rates;

                  (xiv) to the knowledge of the Sellers any agreement or action not otherwise referred to in items (i) through (xiii) above entered into or taken that is material to the Company or Phoenix; or

                  (xv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv).

         (g) Assets, Property and Related Matters; Real Property. (i) The Company has good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the financial statements contained in Section 2.1(e) of the Disclosure Schedule, free and clear of all

Claims except as set forth in Section 2.1(g)(i) of the Disclosure Schedule. Such assets (A) are in good operating condition and repair, subject to ordinary wear and tear and (B) constitute all of the properties, interests, assets and rights held for use or used in connection with the business and operations of the Company and constitute all those necessary (in the reasonable business judgment of the Sellers) to continue to operate the business of the Company consistent with current and historical practice. All items of personal property owned by the Company with an original cost or book value in excess of $10,000 are listed in Section 2.1(g)(i) of the Disclosure Schedule.

                  (ii) Section 2.1(g)(ii) of the Disclosure Schedule sets forth a list of all real property owned or leased by the Company or Phoenix (each a "Company Property"). The Company or Phoenix is the sole owner or holder of, and has, good and marketable fee title to, or a good, valid and existing leasehold estate in each Company Property, free and clear of all liens, encumbrances and restrictions affecting title to or the use and occupancy of such Company Property, except as disclosed in Section 2.1(g)(ii) of the Disclosure Schedule ("Permitted Encumbrances"). No Company Property violates the terms or conditions of any Permitted Encumbrance.

                  (iii) With respect to each Company Property leased by the Company or Phoenix, (A) the Company or, to the knowledge of the Sellers, Phoenix is the owner and holder of all the leasehold interests and estates purported to be granted by such leases, (B) all leases to which the Company or Phoenix is a party are in writing and in full force and effect and constitute valid and binding obligations of the Company or Phoenix and, to the knowledge of the Sellers, of the other parties thereto, enforceable in accordance with their terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules and laws governing specific performance, injunctive relief and other equitable remedies, and (C) the Company has delivered to the Purchaser true and complete copies of all such leases. There exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by the Company or Phoenix or, to the knowledge of the Sellers, by any lessor under any lease (except for such defaults that are, individually and in the aggregate, immaterial). Except as set forth in Section 2.1(g)(ii) of the Disclosure Schedule, neither the Company nor Phoenix, and to the knowledge of the Sellers, no other person has, granted any oral or written right to anyone other than the Company or Phoenix to lease, sublease or otherwise occupy any of the properties described in Section 2.1(g)(ii) of the Disclosure Schedule through the end of the applicable lease periods.

                  (iv) Each Company Property owned or leased by the Company and, to the knowledge of the Sellers, each Company Property owned or leased by Phoenix, together with all appurtenances and improvements, as used, constructed or maintained by the Company or Phoenix at any time, conform in all material respects to applicable Federal, state, local and foreign laws, rules, regulations and orders ("Legal Requirements"), and, except as otherwise disclosed on Section 2.1(g)(iv) of the Disclosure Schedule, no notices of violation of any Legal Requirements have been issued by any governmental authority with respect to any Company Property owned or leased by the Company or, to the knowledge of the Sellers, owned or leased by Phoenix, including all building, fire, health, zoning, setback, subdivision and environmental laws, regulations or ordinances. Without limiting the foregoing, each Company Property is in good operating condition and repair and, to the knowledge of the Sellers, no condition exists which would interfere with the Company's or Phoenix's customary use and operation thereof. The use of the buildings and structures located on each Company Property owned or leased by the Company or, to the knowledge of the Sellers, owned or leased by Phoenix or any appurtenances or equipment does not violate any restrictive covenants or encroach on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Sellers, threatened which would preclude or impair the use of any Company Property by the Company or Phoenix for the uses for which they are intended.

                  (v) Section 2.1(g)(v) of the Disclosure Schedule lists each permit necessary or appropriate for the Company and, to the knowledge of the Sellers, for Phoenix in connection with its ownership, lease or use of any Company Property. Each such permit held by the Company and, to the knowledge of the Sellers, each such permit held by Phoenix was duly issued and obtained, currently is in full force and effect, and shall remain in full force and effect for the term set forth therefor on Section 2.1(g)(v) of the Disclosure Schedule. To the knowledge of the Sellers, no default or violation, or event which with the passage of time or giving of notice or both would become a default or violation, has occurred in the due observance of any permit (except for such defaults or violations as are, in the aggregate, immaterial). The Sellers have delivered to the Purchaser true and complete copies of all such permits.

                  (vi) Each Company Property owned or leased by the Company and, to the knowledge of the Sellers, each Company Property owned or leased by Phoenix is properly and duly zoned for its current use, and such current use is in all respects a lawful use. No governmental authority having jurisdiction over any Company Property has issued or, to the knowledge of the Sellers, has threatened to issue any notice or order that requires, as of the date hereof or a specified date in the future, any repairs, alterations, additions or improvements thereto. The Sellers have no knowledge of any actual or pending imposition of any assessments for public improvements with respect to any Company Property and, to the knowledge of the Sellers, no such improvements have been constructed or planned that would be paid for by means of assessments upon any Company Property.

                  (vii) Each Company Property is located on public roads and streets with adequate ingress and egress available between such streets and the Company Property, and, to the knowledge of the Sellers, all utility systems required in connection with the use, occupancy and operation of each Company Property are sufficient for their present purposes, are fully operational and in working order, and are benefited by customary utility easements providing for the continued use and maintenance of such systems. In the reasonable business judgment of the Sellers, each Company Property consists of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such Company Property in the manner and for the purposes to which it is presently devoted.

                  (viii) Except as set forth in Section 2.1(g)(viii) of the Disclosure Schedule, no portion of any Company Property is located in any flood zone area designated as Zone A or Zone

Z (or any Zone having the prefix A or Z) (or any successor designation) pursuant to applicable regulations of the Federal Emergency Management Agency, or any successor thereto.

                  (ix) None of the Sellers is a "foreign person" as defined in
Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (x) Except as set forth in Section 2.1(g)(x) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will create a breach of, or constitute a default under, any lease of the Company or, to the knowledge of the Sellers, any lease to which Phoenix is a party. No consent from the lessor or any other person under any lease is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for those obtained prior to the Closing and listed in Section 2.1(d) of the Disclosure Schedule.

        (h) Intellectual Property. Except as set forth on Section 2.1(h) of the Disclosure Schedule, the Company owns or licenses all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, software (including documentation and object and source code listings relating to software other than commercially available software used by the Company pursuant to "shrink-wrap" licenses), know-how, trade secrets and other intellectual property rights (collectively, the "Intellectual Property") used in its business as presently conducted. Section 2.1(h) of the Disclosure Schedule contains a list of all Intellectual Property owned and used by the Company (excluding all commercially available software used by the Company pursuant to "shrink-wrap" licenses) and any Intellectual Property which is licensed for use by others. No use by the Company in its business of Intellectual Property owned by the Company, and (to the knowledge of the Sellers) no use by the Company in its business of Intellectual Property licensed from third parties for use by the Company, infringes any rights owned or held by any other person. There is no pending or, to the knowledge of the Sellers, threatened claim or litigation against the Company contesting its right to use any Intellectual Property. To the knowledge of the Sellers, no person is infringing the rights of the Company in any Intellectual Property. Neither the Company nor any Seller has received any notice that a product or service sold by the Company violates or infringes any intellectual property right owned or held by any other person. In the case of commercially available "shrink-wrap" software programs, neither the Company nor, to the knowledge of the Sellers, any of its employees has made or is using any unauthorized copies of any such software programs.

         (i) Insurance. Section 2.1(i) of the Disclosure Schedule contains a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by the Company or Phoenix. True and complete copies of such policies have been delivered to the Purchaser. Except as set forth in Section 2.1(i) of the Disclosure Schedule, all insurance policies are in the name of the Company or Phoenix, outstanding and in full force and effect, all premiums with respect to such policies are currently paid and such policies will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. Neither the Company nor Phoenix has received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. Except as set forth in
Section 2.1(i) of the Disclosure Schedule, no claim under any such policy is pending.

         (j) Agreements. Section 2.1(j) of the Disclosure Schedule contains a true and complete list of all contracts, agreements and other instruments to which the Company or Phoenix is a party (A) relating to indebtedness for money borrowed or capital leases, (B) of duration of six months or more from the date hereof and not cancelable without penalty on 30 days or less notice, (C) relating to commitments in excess of $100,000, (D) relating to the employment or compensation of any stockholder, director, officer, employee, consultant or other agent of the Company or Phoenix which are not terminable at will by the Company or Phoenix, (E) relating to the sale or other disposition of any assets, properties or rights which were entered into outside the ordinary course of the business of the Company or Phoenix, (F) relating to the lease of or similar arrangement with respect to any machinery, equipment, motor vehicles, furniture, fixture or similar property which individually provide for annual payments by the Company or Phoenix in excess of $50,000, (G) between the Company or Phoenix and any Seller or affiliate of any Seller, (H) that restricts the operation of the Company or Phoenix anywhere in the world or (I) that is entered into other than in the ordinary course of business. Each of the Company and Phoenix is not in default under any such agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the Company and Phoenix, taken as a whole, and, to the knowledge of the Sellers, all such agreements or instruments are in full force and effect. Except as set forth in
Section 2.1(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will create a breach of, or constitute a default under, any Agreement required to be listed in Section 2.1(j) of the Disclosure Schedule. The Company has delivered to the Purchaser true and complete copies of all documents described in Section 2.1(j) of the Disclosure Schedule.

         (k) Litigation. Except as set forth in Section 2.1(k) of the Disclosure Schedule, there have not been for the past five years, nor are there, any suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of the Company or Phoenix pending or, to the knowledge of the Sellers, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except as set forth in
Section 2.1(k) of the Disclosure Schedule, there have not been for the past five years, nor are there any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or Phoenix or any Seller or any of their respective assets or properties.

         (l) Compliance; Governmental Authorizations. (i) The Company and Phoenix have complied and are in compliance with all Federal, state, local and foreign laws, ordinances, rules, regulations, interpretations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to the Company or Phoenix or their respective businesses (except for instances of non-compliance which individually and in the aggregate are immaterial and could not lead to criminal liability), and, to the knowledge of the Sellers, there are no present or past conditions relating to the Company or Phoenix, or relating to any Company Property or any appurtenances thereto or improvements thereon, that could lead to any material liability against, or have a material adverse effect on, the Company and Phoenix (taken together), for violation of any health or safety laws. Each of the Company and Phoenix has all Federal, state, local and foreign governmental licenses and permits necessary to conduct its business as presently being conducted, which licenses and permits (and any exceptions thereto) are set forth in Section 2.1(l)(i) of the Disclosure Schedule. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of the Sellers, threatened, to revoke or limit any thereof, and the Sellers do not know of any basis for any such proceeding, and the consummation of the transactions contemplated in this Agreement will not result in the non-renewal, revocation or termination of any such license or permit (except, in each case, for such violations, proceedings, non-renewals, revocations or terminations as are, in the aggregate, immaterial).

                  (ii) Each of the Company and Phoenix validly holds all permits required under all applicable Federal, state, county or local laws, ordinances, regulations, official interpretations and orders relating to disposal of materials or the discharge of chemicals, gases or other substances or Hazardous Materials (defined below) into the environment or to the safety or protection of the environment (the "Environmental Laws"). Neither the Company nor Phoenix has violated, nor is the Company or Phoenix in violation of, any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any Company Property (except for violations which individually and in the aggregate are immaterial and could not lead to criminal liability). There are no present or past conditions relating to the Company or Phoenix or relating to any Company Property, or, to the knowledge of the Sellers, relating to any real property previously owned, leased or operated by the Company or Phoenix or any of their respective present or past affiliates, that in any such case could lead to any material liability of the Company or Phoenix under any Environmental Law. Except as set forth on Section 2.1(l)(ii) of the Disclosure Schedule, the Company and Phoenix have operated each Company Property and have received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance with all applicable Environmental Laws (except for instances of non-compliance which individually and in the aggregate are immaterial and could not lead to criminal liability). Except as set forth in
Section 2.1(l)(ii) of the Disclosure Schedule, neither the Company nor Phoenix has engaged in or permitted the sale or dispensation (to customers, employees or other persons), handling, transportation, discharge, emission, treatment, storage or disposal of gasoline or other motor vehicle fuels at or under any Company Property or any property or facility previously owned, leased or operated by the Company. "Hazardous Materials" means (A) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (B) any "hazardous waste" or "petroleum," as defined by the Resource Conservation and Recovery Act, as amended; (C) any petroleum product; (D) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law, as amended or hereafter amended; or (E) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011 et seq., as amended or hereafter amended.

         (m) Labor Relations; Employees. (i) (A) There is no labor strike, slowdown, stoppage or lockout pending, affecting, or, to the knowledge of any Seller, threatened against the Company or Phoenix, and during the last five years there has not been any such action with respect to the Company or, to the knowledge of the Sellers, Phoenix; (B) there are no union claims to represent the employees of the Company or, to the knowledge of the Sellers, Phoenix, nor have there been any such claims within the last five years with respect to the Company or, to the knowledge of the Sellers, Phoenix; (C) there is no written or oral contract, commitment, agreement, understanding or other arrangement with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company or, to the knowledge of the Sellers, applicable to Phoenix, nor is the Company or, to the knowledge of the Sellers, Phoenix a party to or bound by any collective bargaining or similar agreement; (D) there is, and within the last five years has been, no representation of the employees of the Company or, to the knowledge of the Sellers, Phoenix by any labor organization and, to the knowledge of the Sellers, there are no union organizing activities among the employees of the Company or Phoenix; (E) Section 2.1(m)(i) of the Disclosure Schedule sets forth all written personnel policies, rules or procedures applicable to employees of the Company and, to the knowledge of the Sellers, applicable to employees of Phoenix, and the Sellers have delivered to the Purchaser complete and accurate copies of all such written policies, rules or procedures; (F) neither the Company nor, to the knowledge of the Sellers, Phoenix has engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance, regulation, interpretation or order and each of the Company and, to the knowledge of the Sellers, Phoenix is, and has for the past five years been, in compliance with all applicable laws, ordinances, regulations, interpretations or orders respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (G) there is no unfair labor practice charge or complaint against the Company (or against any Seller with respect to the Company) or, to the knowledge of the Sellers, Phoenix pending or, to the knowledge of any Seller, threatened before the National Labor Relations Board or any similar state or foreign agency; (H) there is no grievance pending or, to the knowledge of any Seller, threatened against the Company or, to the knowledge of the Sellers, Phoenix arising out of any collective bargaining agreement or other grievance procedure; (I) there are no charges with respect to or relating to the Company or, to the knowledge of the Sellers, Phoenix pending or, to the knowledge of any Seller, threatened before the Equal Employment Opportunity Commission or any other governmental entity responsible for the prevention of unlawful employment practices; (J) none of the Company or any Seller or, to the knowledge of the Sellers, Phoenix has received notice of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or, to the knowledge of the Sellers, Phoenix and, to the knowledge of the Sellers, no such investigation is in progress; and (K) no complaints, lawsuits or other proceedings are pending or, to the knowledge of any Seller, threatened in any forum by or on behalf of any present or former employee of the Company or any applicant for employment by the Company or classes of the foregoing alleging breach of any express or implied contract, commitment, agreement, understanding or other arrangement for employment, any law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship, nor to the knowledge of the Sellers is any such complaint, lawsuit or other proceeding pending or threatened by or on behalf of any present or former employee of Phoenix or any applicant for employment by Phoenix or classes of the foregoing.

         (ii) Section 2.1(m)(ii) of the Disclosure Schedule contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), under which the Company has any current or future obligation or liability (including any potential, contingent or secondary liability under Title IV of ERISA) or under which any employee or former employee (or beneficiary of any employee or former employee) of the Company has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The Company has delivered to the Purchaser true and complete copies of (A) each Plan, (B) the summary plan description for each Plan, (C) the latest annual report, if any, which has been filed with the IRS for each Plan, (D) the most recent IRS determination letter for each Plan that is a pension plan (as defined in ERISA) and (E) copies of reports for the three most recent Plan years showing compliance with discrimination rules under those of Code Sections 401(a), 401(k), 401(m), 419, 419A, 505. 501(c)(9), 105(h), 125 or 129 applicable to such Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code is and has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan and to the knowledge of the Sellers no other event or circumstance has occurred that could adversely affect its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

         (iii) No Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No Plan is subject to Title IV of ERISA. During the past five years, neither the Company nor any business or entity then controlling, controlled by, or under common control with the Company contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA.

         (iv) There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of the Sellers, threatened, with respect to any Plan or the assets of any Plan, and no Seller has knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). Each Plan has been administered in all material respects in accordance with its terms and with all applicable laws (including, without limitation, ERISA). The Company has satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, the Company has paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information in Section 2.1(e) of the Disclosure Schedule.

                  (v) No Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than employees of the Company, other than spouses and dependents of employees under health and child care policies listed in Section 2.1(m)(ii) of the Disclosure Schedule, true and complete copies of which have been delivered to the Purchaser.

                  (vi) Except as set forth in Section 2.1(m)(vi) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of the Company to severance pay or termination benefits, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (C) (by itself) obligate the Purchaser or the Company, or any of their respective affiliates, to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of the Company for periods before the Closing Date or for personnel whom the Purchaser does not employ.

                  (vii) The Company has not made any representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of the Company that the Company employees rendering services to such client or customer are not "leased employees" (within the meaning of Section 414(n) of the Code) or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer relating either to (A) providing benefits to employees of the Company under a Pension Benefit Plan of the Company or (B) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of employees of the Company.

         (n) Related Party Transactions. Except as set forth in Section 2.1(n) of the Disclosure Schedule, no current or former partner, director, officer, employee or shareholder of the Company or Phoenix or any associate or affiliate (as defined in the rules promulgated under the Securities Exchange Act of 1934) thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transaction with the Company or Phoenix (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate) or (ii) to the knowledge of the Sellers, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of the Company or Phoenix, nor does any such person receive income from any source other than the Company or Phoenix which relates to the businesses of the Company or Phoenix or should properly accrue to the Company or Phoenix.

         (o) Taxes. (i) All Federal, state, local and foreign tax returns and tax reports required to be filed on or prior to the Closing Date by the Company and Phoenix have been or will be filed or a valid request for extension has been or will be filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are and will be true, correct and complete. All Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) due from and payable by the Company or Phoenix on or prior to the Closing Date have been or will be fully paid on a timely basis or will be adequately reserved for on the Closing Date Balance Sheet. Neither the Company nor Phoenix is not currently the beneficiary of any extension of time within which to file any tax return.

                  (ii) No claim has ever been made by an authority in a jurisdiction where the Company or Phoenix does not file tax returns that it is or may be subject to taxation by that jurisdiction, and neither the Company nor Phoenix has received any notice, or request for information from any such authority.

                  (iii) No issues have been raised with the Company or Phoenix by the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any tax return or report filed by the Company or Phoenix and there are no issues which, either individually or in the aggregate, could result in any liability for tax obligations of the Company or Phoenix relating to periods ending on or before October 31, 1997 in excess of the accrued liability for taxes shown on the combined financial statements contained in Section 2.1(e)(i) of the Disclosure Schedule. No waivers of statutes of limitations have been given or requested with respect to the Company or Phoenix.

                  (iv) No differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books of the Company and Phoenix for Federal income tax purposes. Neither the Company nor Phoenix required to include in income any adjustment pursuant to
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or Phoenix, and the IRS has proposed no adjustment or change in accounting method.

                  (v) All transactions or methods of accounting that could give rise to an understatement of Federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31, 1990) have been adequately disclosed on the tax returns in accordance with Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990.

                  (vi) Neither the Company nor Phoenix has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                  (vii) Each of the Company and Phoenix has complied (and until the Closing will comply) with all applicable laws relating to the payment and withholding of taxes (including withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

                  (viii) Neither the Company nor Phoenix is a party to any tax-sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

         (p) Disclosure. To the knowledge of the Sellers, there have been no events, transactions or information relating to the Company or Phoenix which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations or business of the Company and Phoenix, taken as a whole. No representation or warranty of the Sellers contained in this Agreement, and no statement contained in any certificate, schedule, annex, list or other writing furnished to the Purchaser, contains any untrue statement of a material fact.

         (q) Bank Accounts; Powers-of-Attorney. Section 2.1(q) of the Disclosure Schedule contains a true and complete list of (A) all bank accounts and safe deposit boxes of the Company and Phoenix and all persons who are signatories thereunder or who have access thereto and (B) the names of all persons holding general or special powers-of-attorney from the Company or Phoenix and a summary of the terms thereof.

        (r) Inventory. The inventory included in the financial statements contained in Section 2.1(e) of the Disclosure Schedule is the only inventory used or held for use in the Company's business, is valued for financial statement purposes at the lower of cost or market value, and, except as set forth in Section 2.1(r) of the Disclosure Schedule, is useable and salable in the ordinary course of business. All inventory used or held for use in the business of Phoenix is valued for financial statement purposes at the lower of cost or market value and, except as set forth in Section 2.1(r) of the Disclosure Schedule, is useable and salable in the ordinary course of business.

         (s) Brokers. No agent, broker, investment banker, person or firm acting on behalf of any Seller or the Company or Phoenix or under the authority of any Seller or the Company or Phoenix is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

         (t) Parnelli-Jones. Notwithstanding any provision to the contrary in this Section 2.1, the Sellers make no representations or warranties of any kind with respect to the business to be acquired by Phoenix from Parnelli-Jones, including, without limitation, the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the business to be acquired by Phoenix from Parnelli-Jones.

         (u) Phase III Materials. Section 2.1(u) of the Disclosure Schedule sets forth a description of certain information relating to the Company's miscellaneous income, including certain information relating to the tire supplier annual volume bonus (AVB) programs in which the Company participates.

         SECTION 2.2. Representations and Warranties by the Purchaser. The Purchaser represents and warrants to the Sellers as follows:

         (a) Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

         (b) Authority; Binding Agreements. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules and laws governing specific performance, injunctive relief and other equitable remedies.

        (c) Conflicts; Consents. The execution and delivery by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Purchaser with the provisions hereof do not and will not (i) conflict with or result in a breach of the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, (ii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Purchaser or (iii) conflict with or result in a default under (or give rise to any right of acceleration under) any material term of any material agreement relating to indebtedness for borrowed money to which the Purchaser is a party or the material terms of any securities issued by the Purchaser or instruments convertible or exchangeable for such securities, except for conflicts, breaches or defaults as to which requisite waivers or consents will have been obtained before the Closing. No consent or approval by, or notification of or filing with, any person is required in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period under the HSR Act and (ii) the consent of the Purchaser's senior and subordinated lenders (it being understood and agreed that obtaining or failing to obtain the consent of the Purchaser's senior and subordinated lenders is deemed to be within the control of the Purchaser solely for purposes of Section 3.1(b)(i)).

         (d) Investment Representation. The Purchaser is acquiring the Shares for its own account and not with a view to distribution within the meaning of the applicable Federal securities laws.

         (e) Brokers. No agent, broker, investment banker, person or firm acting on behalf of the Purchaser or under the authority of the Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

         SECTION 3.1. Costs and Expenses. (a) All fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its counsel, financial advisors and accountants (collectively, "Transaction Costs"), incurred by the Purchaser shall be paid by the Purchaser. Any Transaction Costs incurred by the Sellers or the Company shall be paid or reimbursed by the Purchaser up to an aggregate maximum of $100,000 (plus any Transaction Costs incurred in connection with the additional legal opinion work done by the Sellers' counsel after the date hereof relating to the issues of enforceability of the covenant not to compete, employment agreements and choice of law provisions), and any Transaction Costs incurred by the Sellers or the Company in excess of such $100,000 shall be paid or reimbursed by the Sellers.

         (b) The Purchaser shall pay the Sellers a fee in immediately available funds of $1,000,000 if (i) the Closing does not occur on or prior to the close of business on June 22, 1998 for any reason in the control of the Purchaser (including the failure to satisfy the condition set forth in Section 4.1(h)) and this Agreement is terminated pursuant to Section 6.2 and (ii) (A) the condition set forth in Section 4.1(g) has been satisfied or deemed satisfied and (B) the condition set forth in Section 4.1(b) has been satisfied (assuming for purposes of this Section 3.1(b) that the date of termination of this Agreement is the Closing Date).

         (c) In the event that the Closing does not occur on or prior to the close of business on June 22, 1998 for any reason in the control of the Company or the Sellers not precipitated by the Purchaser and this Agreement is terminated pursuant to Section 6.2, the Sellers shall pay the Purchaser a fee in immediately available funds of $1,000,000; provided that the Purchaser has performed or complied with all covenants and agreements required to be performed or complied with on or prior to the date of termination of this Agreement and the representations and warranties of the Purchaser as set forth in Section 2.2 above are true and correct as of such date.

         (d) Any fee due pursuant to Section 3.1(b) or (c) (i) shall be paid within five business days after the termination of this Agreement pursuant to
Section 6.2, (ii) is in addition to, and not in lieu of, any other remedies available at law or equity for a breach of this Agreement prior to its termination and (iii) shall be paid without deduction, set-off or counterclaim of any kind.

         SECTION 3.2. Conduct of Business. From the date of this Agreement until the Closing Date, except as set forth in Section 3.2 of the Disclosure Schedule or as otherwise consented to by the Purchaser in writing, the Sellers shall cause the Company and Phoenix to operate their respective businesses only in the ordinary course of business consistent with past practice. The Sellers shall use all commercially reasonable efforts to cause the Company and Phoenix to preserve intact the present organization of the Company and Phoenix; keep available the services of the present officers and employees of the Company and Phoenix; preserve the Company's and Phoenix's goodwill and relationships with customers, suppliers, licensors, licensees, contractors, distributors, lenders and other persons having significant business dealings with the Company or Phoenix; continue all current sales, marketing and other promotional policies, programs and activities; maintain the assets of the Company and Phoenix in good repair, order and condition; and maintain the Company's and Phoenix's insurance policies and risk management programs and in the event of casualty, loss or damage to any assets of the Company or Phoenix, repair or replace such assets with assets of comparable quality, as the case may be. Without limiting the generality of the foregoing, the Sellers shall not (and shall not permit the Company or Phoenix to), without the prior written consent of the Purchaser, directly or indirectly
(i) cause or permit any state of affairs, action or omission described in
Section 2.1(f) (substituting $25,000 for $10,000 in clause (x) of Section 2.1(f) for purposes of this Section 3.2), (ii) enter into or give any material waiver, amendment or consent under the definitive purchase agreement between the Company and Parnelli-Jones, or (iii) take, or agree in writing or otherwise to take, any action which would make any representation or warranty of any Seller contained in this Agreement untrue or incorrect as of the date when made or as of any future date or which could prevent the satisfaction of any condition to closing set forth in Article IV. The Sellers shall promptly notify the Purchaser if they intend to take any action with respect to the acquisition of assets or properties from Parnelli Jones that could reasonably be expected to be of material interest to the Purchaser, and shall refrain from taking such actions if the Purchaser so instructs (such instruction to be delivered within twenty-four hours).

         SECTION 3.3. Reasonable Efforts; Further Assurances. The Purchaser and the Sellers each agree to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary and reasonably appropriate under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in
Article IV are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

         SECTION 3.4. No Shopping. From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with Section 6.2, no Seller shall, and no Seller shall permit the Company or Phoenix or any partner, director, officer or agent of the Company or Phoenix to, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information (including by way of furnishing information concerning the Company or Phoenix or their respective businesses) or enter into any negotiations concerning, or respond to any inquiries or solicit, receive, entertain or agree to any proposals for, the acquisition of the assets of, or any substantial part thereof (except for sales of inventory in the ordinary course of the Company's or Phoenix's business), or a merger involving, the Company or Phoenix or the transfer of all or a substantial part of the capital stock of the Company or Phoenix to any person other than the Purchaser or one of its affiliates or the formation of any joint venture or strategic alliance involving the Company or Phoenix. In addition, during such time period, no Seller shall authorize, direct or knowingly permit any employee or agent of the Company or Phoenix to do any of the foregoing and the Sellers shall notify the Purchaser of the identity of any person who approaches any Seller or the Company or Phoenix with respect to any of the foregoing.

         SECTION 3.5. Access and Information.

         (a) Access Prior to Closing. From the date of this Agreement until the first to occur (i) of the Closing Date and (ii) the termination of this Agreement in accordance with Section 6.2, the Sellers shall cause the Company and Phoenix to permit the Purchaser, its financing parties and their respective representatives to make such investigation of the business, operations and properties of the Company and Phoenix as the Purchaser deems necessary or desirable in connection with the transactions contemplated by this Agreement. Such investigation shall include access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and Phoenix and the properties, books, records and commitments of the Company and Phoenix. Sellers shall furnish the Purchaser and its representatives with such financial, operating and other data and information, and copies of documents with respect to the Company or Phoenix or any of the transactions contemplated by this Agreement, as the Purchaser shall from time to time request. Such access and investigation shall be coordinated through Sellers (or Company representatives as designated by Sellers) and shall occur only during periods reasonably determined by Sellers so as not to disrupt the operations of the Company and Phoenix. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder. Without limiting the foregoing, during such period, Sellers shall keep the Purchaser informed as to the business and operations of the Company and Phoenix and shall consult with the Purchaser as appropriate. Notwithstanding this Section 3.5, it is understood and agreed that the Sellers may refuse to permit the Purchaser to commence employee interviews until the Purchaser has notified the Sellers of its acceptance of the materials furnished pursuant to
Section 3.12(b).

         (b) Confidentiality. Until Closing and at all times following the termination of this Agreement pursuant to Section 6.2, the Purchaser and the Sellers each agree that all financial or other information about the Purchaser, the Company or any Seller, or other information of a confidential or proprietary nature, disclosed to the other at any time in connection with the proposed transaction shall be kept confidential by the party receiving such information and shall not be disclosed to any person or used by the receiving party (other than to its agents or employees, and, in the case of the Purchaser, its financing parties which have been bound by confidentiality obligations similar to those contained in this Section 3.5(b)), in connection with the transactions contemplated by this Agreement) except: (i) with the prior written consent of the disclosing party; (ii) as may be required by applicable law or court process; (iii) such information which may have been acquired or obtained by lawful means by such party (other than through disclosure by the other party in connection with the transaction contemplated by this Agreement); or (iv) such information which is or becomes generally available to the public other than as a result of a violation of this provision.

         (c) Equitable Relief. The parties acknowledge that damages at law would be an inadequate remedy for the breach by any party of Section 3.5(b), and agree in the event of such breach that any non-breaching party may obtain temporary and permanent injunctive relief restraining the breaching party from such breach, and, to the extent permissible under applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit.

         SECTION 3.6. Confidentiality; Non-Competition.

         (a) Confidential Information. Each Seller recognizes and hereby acknowledges that, as a stockholder and senior executive of the Company, he knows of, and has been exposed to, confidential business information concerning information, ideas, know how, trade secrets, processes, computer software, methods, practices, techniques, technical plans, customer lists, pricing techniques and information, marketing plans, financial information, and all other compilations of information that relate to the business of the Company Group and its current and prospective customers ("Confidential Information"). Each Seller recognizes and hereby acknowledges that such Confidential Information is a valuable asset of the Company Group. Each Seller agrees to safeguard such Confidential Information for the exclusive benefit of the members of the Company Group and agrees that, after the Closing, he will not disclose, distribute or publish such Confidential Information to any person, company, business or corporation, provided that Confidential Information shall not include information that is or becomes generally available to the public (other than as a result of a disclosure in violation of this Agreement by such Seller or by a person who received such information from such Seller in violation of this Agreement). "Company Group" shall mean the Purchaser, the Company and their respective subsidiaries and affiliates.

         (b) Covenant Not To Compete. (i) Each Seller acknowledges and recognizes his possession of Confidential Information and acknowledges and recognizes the highly competitive nature of the business of the members of the Company Group. Accordingly, in consideration of the Purchaser entering into this Agreement, the transactions contemplated by this Agreement, the payments specified in subsections (ii) and (iii) below and the premises contained herein, each Seller agrees that, during the Covenant Period (defined below), such Seller will not, for any reason whatsoever, either individually or as an officer, director, stockholder, partner, agent or principal or another business or firm, directly or indirectly (1) engage in the States of Arizona, California, New Mexico, Nevada, Oregon, Utah and Washington in any Competing Business, (2) divert, take away or solicit, or attempt to divert, take away or solicit any businesses or individuals that were customers of the Company Group, (3) contact or communicate with any employee of any member of the Company Group for the purpose of inducing or otherwise encouraging such employee to terminate his or her employment with such person, provided, however, that this Section 3.6(b) shall not preclude such Seller from giving an employment reference at the request of a prospective employer of such employee, or (4) assist others in engaging in any of the foregoing actions described in clauses (1), (2) or (3) above. "Covenant Period" means the five-year period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date. "Competing Business" means any business that is competitive with the business of any member of the Company Group (including, without limitation, the wholesale or retail tires or automotive parts businesses).

                  (ii) The covenant not to compete of the Sellers set forth in
Section 3.6(b)(i) is in further consideration of the payment by the Purchaser to Arthur C. Soares ("Soares") of a Non-Compete Payment in an amount equal to $6,500,000 payable in annual installments as follows: $500,000 on the first-year anniversary of the Closing Date, $1,000,000 on the second-year anniversary of the Closing Date, $1,670,000 on each of the third-year and fourth-year anniversaries of the Closing Date, and $1,660,000 on the fifth-year anniversary of the Closing Date. Notwithstanding the foregoing sentence, if the aggregate amount of the Non-Compete Payment is reduced pursuant to Section 1.5, the Non-Compete Payment payable to Soares shall be in an amount equal to $2,250,000 payable in installments as follows: $750,000 on each of the third-year, fourth-year and fifth-year anniversaries of the Closing Date. The Purchaser shall also pay Soares interest on the unpaid balance of such Non-Compete Payment at a rate of 8% per annum for the period from and including the Closing Date to but excluding the date payment is due under this Section 3.6. Such interest payments shall be made annually at the same time as the payment of the annual installment of such Non-Compete Payment. Soares acknowledges and agrees that the Purchaser shall be entitled to set off or apply all or a portion of the unpaid Non-Compete Payment (including the interest payments thereon) payable to Soares against any obligations of Soares to the Purchaser or its affiliates now or hereafter existing under Article V. In the event Purchaser intends to set-off any amount payable to Soares under this Section 3.6 against any such obligations, the Purchaser shall notify Soares no later than the date on which such amount is payable.

                  (iii) The covenant not to compete of the Sellers set forth in
Section 3.6(b)(i) is in further consideration of the payment by the Purchaser to Ray C. Barney ("Barney") of a Non-Compete Payment in an amount equal to $900,000 payable in installments as follows: $100,000 on the second-year anniversary of the Closing Date, $200,000 on the third-year anniversary of the Closing Date, and $300,000 on each of the fourth-year and fifth-year anniversaries of the Closing Date. Notwithstanding the foregoing sentence, if the aggregate amount of the Non-Compete Payment is reduced pursuant to Section 1.5, the Non-Compete Payment payable to Barney shall be in an amount equal to $150,000 payable in installments as follows: $50,000 on each of the third-year, fourth-year and fifth-year anniversaries of the Closing Date. The Purchaser shall also pay Barney interest on the unpaid balance of such Non-Compete Payment at a rate of 8% per annum for the period from and including the Closing Date to but excluding the date payment is due under this Section 3.6. Such interest payments shall be made annually at the same time as the payment of the annual installment of such Non-Compete Payment. Barney acknowledges and agrees that the Purchaser shall be entitled to set off or apply all or a portion of the unpaid Non-Compete Payment (including the interest payments thereon) payable to Barney against any obligations of Barney to the Purchaser or its affiliates now or hereafter existing under Article V. In the event Purchaser intends to set-off any amount payable to Barney under this Section 3.6 against any such obligations, the Purchaser shall notify Barney no later than the date on which such amount is payable.

                  (iv) Any amount payable by the Purchaser to either Seller pursuant to this Section 3.6 and not paid when due shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment at a rate of 10% per annum.

                  (v) The Purchaser agrees on or prior to the Closing to use all commercially reasonable efforts to arrange for security for the Non-Compete Payments on terms and conditions reasonably satisfactory to each Seller and to execute and deliver or obtain such security agreements, letters of credit or other documents and instruments in favor of the Sellers as are necessary in connection therewith.

         (c) Enforceability. It is the desire and intent of the parties hereto that the provisions of this Section 3.6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Sellers and the Purchaser consider the restrictions contained in this Section 3.6 to be reasonable for the purposes of preserving the Company's goodwill and proprietary rights, if any particular provision of this Section 3.6 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that, although the Sellers and the Purchaser consider the restrictions contained in Section 3.6 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 3.6 is unenforceable against any Seller, the provisions of this 3.6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

         (d) Remedies. The parties acknowledge that the Purchaser's damages at law would be an inadequate remedy for the breach by any Seller of any provision of this Section 3.6, and agree in the event of such breach that the Purchaser may obtain temporary and permanent injunctive relief restraining such Seller from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained in this Agreement shall be construed as prohibiting the Purchaser from pursuing other remedies available at law or equity for such breach or threatened breach of this Section 3.6 of this Agreement. Without limiting the generality of the foregoing, the Sellers acknowledge that, in the event of a breach or threatened breach by any Seller of any of the provisions of subsection (b) of this Section 3.6, the Purchaser's damages may exceed the amount paid to the Sellers (singly or in the aggregate) in consideration of their covenants set forth in such paragraph (b).

         (e) Acknowledgment. Each Seller acknowledges that he is entering into the covenants contained in this Section 3.6, inter alia, due to his position, prior to the Closing Date, as a stockholder of the Company.

         SECTION 3.7. Releases; Prior Compensation. Each Seller will agree and acknowledge, effective upon the Closing, that such Seller has been paid in full for all services rendered to the Company and Phoenix and has no outstanding claims against the Company or Phoenix or the Purchaser for any amounts arising because of such employment or otherwise except as contemplated by this Agreement or by the employment agreements referred to in Section 4.1(i). Each Seller agrees to release, effective as of the Closing Date, the Company and all of the Company's subsidiaries and affiliates from all rights such Seller may have to acquire any securities of the Company or any of its subsidiaries and affiliates and all actions, suits, debts, promises, agreements, damages, demands or claims of any kind whatsoever arising from any event or action prior to the Closing Date that any Seller had, has or may in the future have against the Company or any of its subsidiaries and affiliates (including, without limitation, all claims or rights either of the Sellers may have at any time as a result of the failure to take any action described in Section 2.1(c) of the Disclosure Schedule), except for the matters arising under this Agreement or related to the transactions contemplated hereby.

         SECTION 3.8. Public Announcements. The Purchaser, on the one hand, and the Sellers, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation.

         SECTION 3.9. Tax Matters.

         (a) Transfer Taxes. The Sellers shall be responsible for all transfer, excise, stamp, sales, use, recording or similar taxes or fees arising out of the sale, transfer, conveyance or assignment of the Shares by the Sellers and the transactions contemplated hereby.

         (b) Responsibility for Company Taxes.

                  (i) Notwithstanding any other provision of this Agreement (including, without limitation, Section 5.1), in the event that the Closing occurs, the Sellers shall be liable for and shall indemnify the Purchaser and the Company for taxes of the Company and Phoenix for any taxable years or periods that end on or before the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of such taxable years ending on and including the Closing Date but only to the extent such taxes exceed the aggregate amount accrued (to the extent such accruals are consistent with past practice) for taxes on the Closing Date Balance Sheet.

                  (ii) In the event that the Closing occurs, the Purchaser and the Company and Phoenix shall be liable for and shall indemnify the Sellers for taxes of the Company and Phoenix for any taxable years or periods that begins after the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of the taxable years beginning on the day after the Closing Date.

                  (iii) For purposes of subparagraphs (b)(i) and (b)(ii) above, whenever it is necessary to determine the liability for taxes of the Company or Phoenix for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined by assuming that the Company or Phoenix had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

         (c) Tax Treatment. Any payment by the Purchaser or any Seller under this Section 3.9 will be treated for tax purposes as an adjustment (an increase or a reduction) to the Purchase Price.

        (d) Filing of Returns. All tax returns with respect to the Company and Phoenix (i) shall, to the extent required to be filed on or before the Closing Date (taking into account any valid extensions), be caused by the Sellers to be filed by the Company or Phoenix when due in accordance with all applicable laws and (ii) shall, as of the time of filing, correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company or Phoenix, as applicable, and any other information required to be shown therein.

         (e) Cooperation in Tax Matters.

         After the Closing Date, the Purchaser and each Seller shall:

                  (i) assist in all reasonable respects (and cause their respective affiliates to assist) the other party in preparing any tax returns or reports which such other party is responsible for preparing and filing in accordance with this Section 3.9;

                  (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, and tax returns of the Company or Phoenix;

                  (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to taxes of the Company or Phoenix;

                  (iv) provide timely notice to the other in writing of any pending or threatened tax audit or assessments of the Company or Phoenix for taxable periods for which the other may have a liability under this Section 3.9; and

                  (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

         (f) Tax Audits and Assessments.

                  (i) The Purchaser shall notify the Sellers in writing upon receipt by the Purchaser or the Company or Phoenix of notice of any pending or threatened Federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of the Company or Phoenix for which the Sellers would be required to indemnify the Purchaser and the Company or Phoenix. The Sellers shall have the right to participate in the resolution of any such tax audit or assessment.

                  (ii) The Sellers shall notify the Purchaser in writing upon receipt by any of the Sellers of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of the Company or Phoenix for which the Purchaser and the Company or Phoenix would be required to indemnify the Sellers. The Purchaser shall have the right to participate in the resolution of any such tax audit or assessment.

         (g) Activities between Signing and Closing. From the date hereof until the Closing, without the prior written consent of Purchaser, neither the Company nor Phoenix shall make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such other action or omission would have the effect of materially increasing the tax liability of the Company or Phoenix.

         (h) Payment of Pre-Closing Date Taxes. All taxes that are not due and payable on or prior to the Closing Date but which relate to a tax period ending on or prior to the Closing Date shall be paid by Seller when due but only to the extent such taxes exceed the amount accrued (to the extent such accruals are consistent with past practice) on the Closing Date Balance Sheet.

         SECTION 3.10. Fresno Warehouse. On or prior to the Closing Date, the Sellers shall have the right, at their option, to (i) cause the Company to sell to the Sellers the premises known as 5333 North Cornelia Ave., Fresno, California (the "Fresno Warehouse") and (ii) enter into a long-term lease with the Company relating to the continued use and occupation by the Company of the Fresno Warehouse, in each case pursuant to definitive documentation in form and substance reasonably satisfactory to the Purchaser containing the terms and conditions set forth in Exhibit D. In the event that any taxes, charges or fees are payable by the Company in connection with the transfer of the Fresno Warehouse to the Sellers (including, without limitation, in connection with the repayment or assumption of any indebtedness relating to the Fresno Warehouse) or such transfer has an adverse effect on the earnings of the Company, the Sellers shall pay to the Company any additional amounts necessary for the Company to be in the same economic position (after taking into account any taxes imposed as a result of the payment of such additional amounts) as if such taxes, charges or fees had not been imposed or such adverse effect had not occurred.

         SECTION 3.11. Additional Adjustment Amount.

         (a) Management of the Company and the Arizona Business. The Purchaser agrees that the Sellers shall be given the opportunity, during the period beginning on the Closing Date and ending on the first-year anniversary of the Closing Date (the "Management Period"), to manage the Company and the Arizona Business, subject only to (i) the exercise of reasonable and prudent business judgment on the part of each Seller, (ii) the terms of the employment agreements between the Company and each Seller and (iii) the fiduciary duties of the members of the Board of Directors of the Purchaser. It is the intent of the parties to this Agreement that the Sellers be given broad managerial discretion and responsibility within the Company Group during the Management Period for decisions affecting the Company and the Arizona Business, including those affecting earnings and profitability. The Sellers shall promptly notify the Purchaser in writing in the event they believe that any corporate-level decision made during the Management Period could reasonably be expected to have an net adverse impact on the earnings and profitability of the Company or the Arizona Business, such notice to set forth in reasonable detail the basis for the Sellers' belief. The Purchaser and the Sellers agree to negotiate in good faith to make appropriate adjustments to the EBITDA of the Arizona Business (when calculating the Additional Adjustment Amount, as defined below) and the EBITDA of the Company (when calculating the Synergy Bonus and Incentive Bonus, each as defined in the employment agreements between the Company and each Seller) to the extent such decision has a net negative effect on EBITDA of the Arizona Business or the Company, as applicable.

         (b) Additional Adjustment Amount. An Additional Adjustment Amount relating to the Arizona Business shall be payable by the Purchaser to the Sellers in accordance with Section 3.11(c). "Additional Adjustment Amount" shall mean an amount (to be calculated by the Purchaser within 30 days following the end of the Management Period) equal to (i) the product of (A) the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Arizona Business during the Management Period and (B) 6.0, minus (ii) the aggregate purchase price paid by the Company for the Arizona Business, minus (iii) the amount of any additional costs or expenses incurred, or purchase price payable, by the Company, in connection with the acquisition of the Arizona Business (including amounts reserved against such costs, expenses or payments). For purposes of calculating the Additional Adjustment Amount, (x) the Purchaser shall account for the Arizona Business on a stand-alone basis using the accounting principles applied in preparing the Closing Date Balance Sheet and
(y) no corporate-level overhead costs incurred by the Purchaser shall be allocated to the Arizona Business.

         (c) Payment. If the Additional Adjustment Amount with respect to the Arizona Business is less than zero, the Purchaser shall be entitled to set off or apply all or a portion of any such Additional Adjustment Amount against the Non-Compete Payments due to the Sellers under Section 3.6. Any such set-off shall be made pro rata in proportion to the Sellers' ownership of Shares on the Closing Date as set forth on Annex A. If the Additional Adjustment Amount with respect to the Arizona Business is greater than zero, the Purchaser shall pay such Additional Adjustment Amount to the Sellers as an addition to the Purchase Price within 30 days following the calculation of such Additional Adjustment Amount in accordance with Section 3.11(b). Any Additional Adjustment Amount payable to the Sellers shall be payable in cash or, at the election of any Seller, (i) in shares of common stock of the Purchaser having a fair market value equal to such Additional Adjustment Amount or (ii) options or warrants to acquire the number of shares of common stock of the Purchaser referred to in clause (i). Any Additional Adjustment Amounts payable to the Sellers shall be allocated among the Sellers in proportion to their ownership of Shares on the Closing Date as set forth on Annex A.

         SECTION 3.12. Additional Information.

         (a) Delivery of Final Disclosure Schedule. (i) As soon as practicable, but in no event more than seven days, after the date of this Agreement, the Sellers shall deliver to the Purchaser and its representatives a final draft of the Disclosure Schedule (as of the date of this Agreement) (the "Final Draft Disclosure Schedule"), together with true and complete copies of all documents and information relating to any item set forth on such Final Draft Disclosure Schedule which the Purchaser and its representatives have not had the opportunity to review as of the time of such delivery. The Sellers shall promptly furnish any other supporting documents or information reasonably necessary to verify the disclosures made on the Final Draft Disclosure Schedule which may be requested by the Purchaser after the date of delivery of the Final Draft Disclosure Schedule. Delivery of such documents and information shall in no way limit the Sellers' obligations under Section 3.5(a).

                  (ii) On or before the fourteenth day from and after delivery of the Final Draft Disclosure Schedule and all supporting documentation referred to in the first two sentences of Section 3.12(a)(i), the Purchaser shall inform the Sellers in writing whether the Final Draft Disclosure Schedule is acceptable to the Purchaser. The Purchaser shall have the opportunity to request modifications to the Final Draft Disclosure Schedule during such fourteen-day period, and the Purchaser and the Sellers shall attempt in good faith to resolve any disputes regarding the Final Draft Disclosure Schedule. If as of such fourteenth day the Purchaser has not informed the Sellers in writing that the Final Draft Disclosure Schedule is acceptable, this Agreement shall terminate forthwith with no liability or obligations whatsoever from any party to any other party hereto. It is understood and agreed that the Purchaser may deem the Final Draft Disclosure Schedule acceptable or unacceptable in its sole discretion, and may elect to terminate this Agreement as set forth in this
Section 3.12(a)(ii) for any reason or no reason.

                  (iii) If the Purchaser does not elect to terminate this Agreement as set forth in Section 3.12(a)(ii), the Final Draft Disclosure Schedule (as modified through and including the date of acceptance by the Purchaser by mutual agreement of the Purchaser and the Sellers) shall be deemed for all purposes of this Agreement to be the Disclosure Schedule as of the date of this Agreement. Notwithstanding anything contained in this Section 3.12(a), any modification, supplement or amendment to the Final Draft Disclosure Schedule that arises from or relates to facts, events or circumstances occurring after the date of this Agreement shall not be deemed to be a part of the Disclosure Schedule as of the date accepted by the Purchaser but shall be deemed to be a supplement or amendment to the Disclosure Schedule made pursuant to Section 3.12(c).

         (b) Phase III Materials. Promptly upon the Purchaser's request, but in no event more than five days after the date the Disclosure Schedule has been accepted by the Purchaser pursuant to Section 3.12(a), the Sellers shall deliver to the Purchaser and its representatives true and complete copies of all documents and information relating to the items described in Section

2.1(u) of the Disclosure Schedule. Delivery of such documents and information shall in no way limit the Sellers' obligations under Section 3.5(a).

         (c) Disclosure Supplements. Each Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (a "Subsequent Development"); provided, that (i) if the Purchaser is notified by way of any such supplement or amendment of a Subsequent Development that occurs or arises after the date of this Agreement and the Closing thereafter occurs, then all rights of the Purchaser to seek indemnification pursuant to Section 5.1(a)(i) based upon a breach of representation or warranty caused by such Subsequent Development shall be deemed to have been waived, and (ii) no supplement or amendment to the Disclosure Schedule delivered to the Purchaser shall have any effect for the purpose of determining whether the condition set forth in Section 4.1(b) has been satisfied unless such supplement or amendment has previously been accepted in writing by the Purchaser.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         SECTION 4.1. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to perform this Agreement are subject to the satisfaction of each of the following conditions unless waived on or prior to the Closing Date by the Purchaser:

         (a) Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by each of the Sellers and each of the Sellers shall have full power and authority to enter into and deliver this agreement and to consummate the transactions contemplated by this Agreement.

         (b) Representations, Warranties and Covenants. The representations and warranties of the Sellers shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; provided, that the foregoing condition shall be deemed to have been satisfied if the facts, events or circumstances underlying any inaccuracies in any such representations and warranties as of the Closing Date (without giving effect to any material adverse effect qualification or any other materiality or similar qualifications contained therein) individually or in the aggregate could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the Company and Phoenix (taken as a whole). The Sellers shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date. As of the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the Company and Phoenix (taken as a whole).

         (c) Consents, Amendments and Terminations. The Purchaser shall have received duly executed and delivered copies of all waivers, consents, terminations and approvals listed in

Section 2.1(d) of the Disclosure Schedule, all in form and substance reasonably satisfactory to the Purchaser.

         (d) Certificates. The Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of the Company and a certificate of each Seller, each in substantially the form of Exhibits A-1 and A-2, respectively.

         (e) Opinion of Counsel. The Purchaser shall have received the opinion dated the Closing Date of counsel to the Sellers and the Company, in substantially the form of Exhibit B.

         (f) Financial Statements. The Purchaser shall have received a balance sheet of the Company and related statements of income and retained earnings and cash flows for the most recent month end prior to the Closing Date (the "Closing Date Financial Statement"), certified by the chief executive officer and chief financial officer of the Company.

         (g) Due Diligence. The Purchaser and its representatives shall have completed a due diligence review of the condition (financial or otherwise), assets, liabilities, operations and business of, and any other matters relating to, the Company and Phoenix and the Sellers, and the results of such due diligence shall be satisfactory to the Purchaser; provided, that the condition set forth in this Section 4.1(g) shall be deemed to have been satisfied unless the Purchaser notifies the Sellers in writing within five business days after the date all materials required to be delivered to the Purchaser pursuant to
Section 3.12(b) have been delivered that such materials are not substantially as represented to the Purchaser in Section 2.1(u).

         (h) Financing. The Purchaser shall have received adequate financing to consummate the transactions contemplated by this Agreement, all on terms satisfactory to the Purchaser.

         (i) Employment Agreements. Each of Arthur C. Soares, Ray C. Barney and Elizabeth Roberts shall have duly executed and delivered to the Purchaser Employment Agreements in substantially the forms of Exhibits C-1, C-2 and C-3, respectively.

         (j) Corporate Directors and Officers. At the request of Purchaser, the Purchaser shall have received the resignations (effective upon Closing) of the officers and directors of the Company so requested to resign.

         (k) Share Certificates and Corporate Records. The Purchaser shall have received certificates representing all of the Shares, together with stock powers duly endorsed in blank and the Purchaser shall have received the complete stock ledgers, minute books and similar corporate records of the Company.

         (l) HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

         (m) No Legal Bar. No action or proceeding by or before any governmental authority or agency shall be pending or threatened challenging or seeking to restrain or prohibit any of the transactions contemplated by this Agreement. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental authority or agency or other legal restraint or prohibition preventing the transactions contemplated by this Agreement shall be in effect.

         (n) Releases. The Purchaser shall have received a release from each Seller effective upon the Closing with respect to all matters set forth in
Section 3.7, each in form and substance satisfactory to the Purchaser.

         (o) Other Documents. The Purchaser shall have received such other customary documents, certificates or instruments as it may reasonably request.

         SECTION 4.2. Conditions of Obligations of the Sellers. The obligations of the Sellers to perform this Agreement are subject to the satisfaction of each of the following conditions unless waived on or prior to the Closing Date by all of the Sellers:

         (a) Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the Purchaser and the Purchaser shall have full power and authority to enter into and deliver such agreements and to consummate transactions contemplated by this Agreement.

         (b) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and the Purchaser shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

         (c) Certificate. The Sellers shall have received a certificate of the President or a Vice President of the Purchaser confirming the matters set forth in Section 4.2(b) in form and substance reasonably satisfactory to the Sellers.

         (f) Employment Agreements. Each of Arthur C. Soares, Ray C. Barney and Elizabeth Roberts shall have duly executed and delivered to the Purchaser Employment Agreements in substantially the forms of Exhibits C-1, C-2 and C-3, respectively

         (g) HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

         (h) No Legal Bar. No action or proceeding by or before any governmental authority or agency shall be pending or threatened challenging or seeking to restrain or prohibit any of the transactions contemplated by this Agreement. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental authority or agency or other legal restraint or prohibition preventing the transactions contemplated by this Agreement shall be in effect.

         (i) Other Documents. The Sellers shall have received such other customary documents, certificates or instruments as it may reasonably request.

                                    ARTICLE V

                                    INDEMNITY

         SECTION 5.1. Indemnification.

         (a) Indemnification by Sellers. The Sellers jointly and severally indemnify and hold harmless the Purchaser and its affiliates, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, lost profits, diminutions in value, fees, liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such person arising from, by reason of or in connection with:

                  (i) any misrepresentation or breach of any representation, warranty, covenant or agreement of any Seller contained in this Agreement or any certificate or other document delivered by any Seller or the Company under this Agreement;

                  (ii) the non-fulfillment by any Seller of any agreement made by such Seller in this Agreement; or

                  (iii) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (ii) of this Section 5.1(a).

         (b) Indemnification by Purchaser. The Purchaser indemnifies and holds harmless the Sellers, and their respective agents and representatives, from and against any and all Losses incurred or suffered by any such person arising from, by reason of or in connection with:

                  (i) any misrepresentation or breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or any certificate or other document delivered by the Purchaser under this Agreement;

                  (ii) the non-fulfillment by the Purchaser of any agreement made by it in this Agreement; or

                  (iii) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (ii) of this Section 5.1(b).

         (c) Indemnification Procedures. In case any claim or litigation which might give rise to any obligation of a party under the indemnity and reimbursement provisions of this Agreement

(each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence, nature and amount of potential loss. Failure to give such notice shall not prejudice the rights of the Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. With respect to claims or litigation concerning third parties, the Indemnifying Party shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. The parties shall cooperate in all reasonable respects in the preparation and conduct of any such defense, including making available (upon reasonable notice and during normal business hours) to the other party and legal counsel books and records of such party relevant to such defense. No Indemnifying Party in the defense of any third parties claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which (i) contains any equitable order, judgment or term that affects, restrains or interferes with the business of an Indemnified Party and (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

         (d) Tax Benefits. The amount of any and all Losses for which indemnification is provided pursuant to this Article V shall be (i) increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder ("grossed-up" for taxes on such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any and all Losses.

         (e) Insurance Proceeds. The amount of any and all Losses for which indemnification is provided pursuant to this Article V shall be net of any amounts actually received by the Indemnified Party under insurance policies with respect to such Losses. In the event that any claim for indemnification asserted under this Article V is, or may be, the subject of the Company's or any party's hereto insurance coverages or other right to indemnification or contribution from any third party (a "Third Party Contributor"), the Indemnified Party agrees to promptly notify the applicable insurance carrier of such claim and tender defense thereof to such carrier, and shall also promptly notify any potential Third Party Contributor. Each Indemnified Party agrees to pursue, at the sole cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the sole cost and expense of the Indemnifying Party, with each such insurance carrier and Third Party Contributor, and to make no claim for indemnification under this Article V for a period of 180 days after making a claim for such insurance or contribution. If insurance coverage or contribution is denied (in whole or in part), or if no resolution of an insurance or contribution claim shall have occurred within such 180 days, the Indemnified Party may proceed for indemnification under this Article V, and such Indemnifying Party shall be subrogated to the rights of the Indemnified Party against such insurance carrier or Third Party Contributor.

         (f) Treatment of Payments. Any payment made pursuant to this Section
5.1 shall be treated as an adjustment to the Purchase Price for income tax purposes.

         SECTION 5.2. Limitations.

         (a) Expiration Date. The indemnification and reimbursement obligations hereunder shall expire on the second anniversary of the Closing Date (the "Expiration Date"), except (i) as to any claims for, or any claims that may result in, any Loss for which indemnity may be sought hereunder of which the Indemnifying Party has received written notice from the Indemnified Party on or before the Expiration Date or (ii) as to any representations, warranties, covenants or agreements expressly surviving such two year period as set forth in
Section 6.6.

         (b) Cap. The total indemnification obligations of the Sellers (other than for claims relating to or arising out of Section 1.4, Section 2.1(b), (c),
(o) or (s), Section 3.1, Section 3.6, Section 3.7, Section 3.9, Section 3.10 or
Section 3.11 (collectively, the "Purchaser Excluded Claims")) to the Purchaser pursuant to this Article V shall not exceed (i) for all Sellers in the aggregate $9,000,000 and (ii) for each Seller an amount equal to the product of (x) $9,000,000 and (y) the quotient obtained by dividing (1) the number of Shares owned by such Seller as specified on Annex A by (2) 14,118. Notwithstanding anything to the contrary set forth in this Agreement, the indemnification obligations of the Sellers to the Purchaser with respect to Purchaser Excluded Claims shall not count towards, or be subject to, the limitations set forth in the first sentence of this paragraph (b) or the $250,000 threshold set forth in
Section 5.2(c), and there shall be no limitation on such indemnification obligations. The total indemnification obligations of the Purchaser (other than for claims relating to or arising out of Section 2.2(b), Section 3.1, Section 3.6(b)(ii), Section 3.6(b)(iii), Section 3.9 or Section 3.11) to the Sellers pursuant to this Article V shall not exceed in the aggregate $9,000,000.

         (c) Threshold. The Purchaser shall not be entitled to indemnification pursuant to this Article V with respect to any claim for indemnification (other than in connection with Purchaser Excluded Claims), unless the aggregate Losses to the Purchaser, with respect to all claims for indemnification pursuant to
Section 5.1(a), exceed $250,000, in which case the Sellers shall be obligated, subject to the limitations set forth in paragraph (b) of this Section 5.2, to pay an amount equal to all such Losses (including such first $250,000). The Sellers shall not be entitled to indemnification pursuant to this Article V with respect to any claim for indemnification (other than claims relating to or arising out of Section 2.2(b), Section 3.1, Section 3.6(b)(ii), Section 3.6(b)(iii), Section 3.9 or Section 3.11), unless the aggregate Losses to the Sellers, with respect to all claims for indemnification pursuant to Section 5.1(c), exceeds $250,000, in which case the Purchaser shall be obligated, subject to the limitations set forth in paragraph (b) of this Section 5.2, to pay an amount equal to all such Losses (including such first $250,000).

         (d) Sole Remedy. If the Closing occurs, and except for the Purchaser's rights of set-off contained in Sections 3.6(b)(ii) and (iii) and 3.11(c), the provisions of this Article V shall represent the sole remedy available to any party hereto for a claim for money damages arising from, by reason of or in connection with any misrepresentation or breach or non-fulfillment of any representation, warranty, covenant or agreement contained in this Agreement or otherwise.

         (e) Several Liability; Certain Representations. Notwithstanding any provision in this Agreement to the contrary, (i) the representations and warranties made in Sections 2.1(b) and 2.1(d) (but only to the extent Section 2.1(d) relates to agreements binding on, legal requirements applicable to, and properties or assets of, any Seller) are hereby deemed to be made by each Seller severally in proportion to such Seller's ownership of Shares on the Closing Date and not jointly and severally by the Sellers and (ii) the representation and warranty made in Section 2.1(c) is hereby deemed for purposes of this Article V to have been made without reference to any matter described in Section 2.1(c) of the Disclosure Schedule.

         SECTION 5.3. No Election. Subject to Section 5.2(d), nothing contained in this Article V shall be deemed an election of remedies under this Agreement or limit in any way the liability of any party under any other agreement to which such party is a party relating to this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.1. Entire Agreement. This Agreement and the Employment Agreements and the schedules, annexes and exhibits hereto and thereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and the Employment Agreements and supersede all prior agreements or understandings among the parties. The Letter of Intent, dated December 5, 1997, is expressly superseded, void and no longer of any force or effect.

         SECTION 6.2. Termination. (a) This Agreement shall terminate on the first to occur of any of the following events:

                  (i) the mutual written agreement of the Purchaser and the Sellers;

                  (ii) by written notice of the Purchaser, on one hand, or the Sellers, on the other hand, to the other, if the Closing shall not have occurred prior to the close of business on June 22, 1998;

                  (iii) by written notice of the Purchaser to the Sellers, in the event any Seller shall have materially breached any of its representations, warranties or agreements contained in this Agreement if such Seller fails to cure such breach within five business days following notification thereof by the Purchaser;

                  (iv) by written notice of the Sellers to the Purchaser, in the event the Purchaser shall have materially breached any of its representations, warranties or agreements contained in this Agreement if the Purchaser fails to cure such breach within five business days following notification thereof by the Sellers; or

                  (v) by written notice of the Purchaser to the Sellers, as set forth in Section 3.12(a)(ii).

         (b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to its termination. Except as aforesaid, upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 3.1, 3.5(b) and 3.8.

         SECTION 6.3. Descriptive Headings; Certain Interpretations. (a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         (b) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement.

         (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; and (vii) a reference in this Agreement to an Article, Section, Annex, Exhibit or Schedule is to the Article, Section, Annex, Exhibit or Schedule of this Agreement.

         SECTION 6.4. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by facsimile (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to the Purchaser, to:

         The J.H. Heafner Company, Inc.
         814 East Main Street
         P.O. Box 837
         Lincolnton, NC  28093-0837
         Facsimile: (704) 732-6480
         Attention: President
         with a copy to:

         Howard, Darby & Levin
         1330 Avenue of the Americas
         New York, New York  10019
         Facsimile: (212) 841-1010
         Attention: Scott F. Smith

         If to any Seller, to the address or facsimile number of such Seller set forth on the signature pages of this Agreement, with a copy to:

         Jackson Tufts Cole & Black, LLP
         60 South Market Street
         10th Floor
         San Jose, California  95113-2336
         Facsimile: (408) 998-4889
         Attention: Richard Scudellari


or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

         SECTION 6.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         SECTION 6.6. Survival. Except as set forth in 5.2, all representations and warranties, agreements and covenants contained in this Agreement or in any document delivered pursuant to this Agreement or in connection with this Agreement (unless otherwise expressly provided) shall survive the Closing and shall remain in full force and effect until the Expiration Date; provided that the representations and warranties in Section 2.1(a), (b) (c), (l) and (o) and the covenants and agreements in Section 3.1, 3.3, 3.5(b), 3.6, 3.7 and 3.9 shall not expire on the Expiration Date and shall survive, as set forth in such Sections, or, if not set forth, shall survive forever or until the expiration of the applicable statute of limitations.

         SECTION 6.7. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including in the case of the Purchaser, to its financing parties. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

         SECTION 6.8. Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

         SECTION 6.9. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties; except that the Purchaser may assign this Agreement and all of its rights and obligations to an affiliate of the Purchaser provided that the Purchaser guarantees such affiliate's obligations under this Agreement. Any instrument purporting to make an assignment in violation of this Section shall be void.

         SECTION 6.10. Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

         SECTION 6.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         SECTION 6.12. DISPUTE RESOLUTION; CONSENT TO JURISDICTION. EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO BE BOUND BY THE PROVISIONS SET FORTH IN ANNEX B TO THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS WHICH ARE NOT GOVERNED BY ANNEX B AND WHICH ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR ANY CLAIM THAT A LEGAL PROCEEDING COMMENCED IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   THE J.H. HEAFNER COMPANY, INC.



                                   By: /s/ J. MICHAEL GAITHER
                                       ------------------------------
                                       J. Michael Gaither
                                       Senior Vice President and General Council


                                   SELLERS:

Agreed and acknowledged by:


                                   /s/ ARTHUR C. SOARES
------------------------------     ------------------------------
Name:                              Arthur C. Soares
(Spouse)                           Address: 16641 Harwood Road
                                            Los Gatos, CA  95032

Agreed and acknowledged by:


/s/  KATHY L. BARNEY               /s/ RAY C. BARNEY
------------------------------     ------------------------------
Name:                              Ray C. Barney
(Spouse)                           Address: 216 Fieldcrest Court
                                            Danville, CA  94506